EXHIBIT 10.4
SECOND AMENDMENT
TO
MEDGENICS, INC.
2006 STOCK INCENTIVE PLAN

WHEREAS, Medgenics, Inc., a Delaware corporation (the “Corporation”), maintains the 2006 Stock Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors of the Corporation (the “Board”), with the approval of the stockholders of the Corporation, amended the Plan in August 2007, increasing by 1,270,000 (on a pre-stock split basis) the number of shares of common stock of the Corporation that may be made the subject of awards granted under the Plan to a total of 2,267,003 (on a pre-stock split basis);

WHEREAS, in December 2007 the Corporation effected a 21.39149 for one stock split, and as a result the total number of shares of common stock of the Corporation that may be the subject of awards under the Plan became 48,494,572; and

WHEREAS, the Board has determined that it is in the best interest of the Corporation to amend the Plan further to increase by 12,005,428 the number of shares of common stock of the Corporation that may be made the subject of awards granted under the Plan such that the total number of shares of common stock of the Corporation that may be made the subject of awards granted under the Plan will be 60,500,000.

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Board under Section 9.14(a) of the Plan, and pursuant to the authority delegated to the undersigned officer of the Corporation by a resolution adopted by the Board, the Plan be and is hereby amended, effective as of the date that the Corporation has obtained the approval of the holders of a majority of the outstanding capital stock of the Corporation to this amendment, as follows:

(1) by deleting Sections 4.01 and 4.04 of the Plan in their entirety and inserting the following new Section 4.01:

“The maximum number of shares authorized to be issued under the Incentive Plan shall be 60,500,000 shares of the Company's Common Stock; provided, however, that for so long as the Company's Common Stock is admitted for trading on the Official List of the United Kingdom Listing Authority or on AIM, the market operated by London Stock Exchange plc, on the date of grant of any Award hereunder (the "Relevant Grant Date"), the aggregate number of shares in respect of which Awards granted on or after December 4, 2007 and which remain outstanding and unexercised shall not exceed 12% of the number of shares of the Company's Common Stock issued and outstanding on the Relevant Grant Date.   The number of shares available for issuance under the Incentive Plan shall be subject to adjustment in accordance with Section 9.06 below.  The shares to be offered under the Incentive Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock that have been reacquired by the Company in private or public transactions.”

IN WITNESS WHEREOF, by action of the Board, the Corporation has caused this Second Amendment to be executed by its duly authorized officer this 13th day of September, 2010.

MEDGENICS, INC.

By:	/s/ Andrew L. Pearlman
Its:	Chief Executive Officer